UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): September 10, 2009
M.D.C. Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-8951	84-0622967

(State or other	(Commission file number)	(I.R.S. employer
jurisdiction of		identification no.)
incorporation)
4350 South Monaco Street, Suite 500, Denver, Colorado 80237
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code: (303) 773-1100
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT
On September 10, 2009, M.D.C. Holdings, Inc. (the “Company”) notified JPMorgan Chase Bank, N.A., as Administrative Agent for the lenders that are participating in the Company’s revolving credit facility under the Second Amended and Restated Credit Agreement, as amended (the “Credit Agreement”) that, effective September 16, 2009, the Aggregate Commitment (as such term is defined in the Credit Agreement) shall be reduced from $800 million to $100 million and the aggregate sublimit for letters of credit shall be reduced from $300 million to $100 million. As a result, the Company will recognize an expense of approximately $2.7 million of unamortized prepaid commitment fees during the three months ending September 30, 2009 and realize a reduction in the payment of unused commitment fees incurred in connection with this facility by approximately $1.7 million annually. There are no penalties associated with the reduction of the credit facility. The Company believes that it is in compliance with the covenants under the Credit Agreement. The Credit Agreement has a maturity date of March 21, 2011.
The Company uses this facility to provide letters of credit required in the ordinary course of its business and financing in support of its homebuilding segments. As of September 10, 2009, the Company had letters of credit outstanding under the Credit Agreement in the amount of approximately $22.6 million and no outstanding borrowings. At this time, the Company believes that it does not need the full borrowing capacity of the Credit Agreement to meets its liquidity needs and that it will be able to fund its homebuilding operations through its existing cash and investment resources.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

M.D.C. HOLDINGS, INC.
Dated: September 14, 2009	By:	/s/ Joseph H. Fretz
Joseph H. Fretz
Secretary and Corporate Counsel

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